                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G




                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.   1  )




                       RJR Nabisco Holdings Corporation
          --------------------------------------------------------
                               (NAME OF ISSUER)




                                     Common
          --------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)




                                   74960K108
          --------------------------------------------------------
                                 (CUSIP NUMBER)





                               December 31, 1994
          --------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)





CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT [x]

  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Corporation
          Identification Nos. of Above Persons                      56-1473727

  (2)     Check the Appropriate Box if a Member of a Group          (a)     N/A
          (See Instructions)
                                                                    (b)     N/A
  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      North Carolina

 Number of Shares
 Beneficially          (5)     Sole Voting Power                       390,476.00
 Owned by Each         (6)     Shared Voting Power                  65,408,252.00
 Reporting Person      (7)     Sole Dispositive Power                  283,281.00
 With                  (8)     Shared Dispositive Power                338,022.00

  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    66,034,470.00

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9
                                                                           5.5%

 (12)     Type of Reporting Person
          (See Instructions)                                        HC

  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Bank of North Carolina, NA
          Identification Nos. of Above Persons                      56-0927594

  (2)     Check the Appropriate Box if a Member of a Group          (a)     N/A
          (See Instructions)
                                                                    (b)     N/A
  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      United States

 Number of Shares
 Beneficially          (5)     Sole Voting Power                       109,750.00
 Owned by Each         (6)     Shared Voting Power                  65,407,852.00
 Reporting Person      (7)     Sole Dispositive Power                  121,026.00
 With                  (8)     Shared Dispositive Power                214,673.00

  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    65,746,044.00

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares (See Instructions)


 (11)     Percent of Class Represented by Amount in Row 9
                                                                           5.5%

 (12)     Type of Reporting Person
          (See Instructions)                                        BK

ITEM 1 (a)       NAME OF ISSUER:

                      RJR Holdings Incorporated

ITEM 1 (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      1301 Avenue of the Americas
                      New York, NY  10019-6013

ITEM 2 (a)       NAME OF PERSON FILING:

                 A.   Wachovia Corporation

                 B.   Wachovia Bank of North Carolina, NA

ITEM 2 (b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                 A.   301 North Main Street
                      Winston-Salem, North Carolina 27150-3099

                 B.   301 North Main Street
                      Winston-Salem, North Carolina 27150-3099


ITEM 2 (c)       CITIZENSHIP:

                 A.   North Carolina

                 B.   United States

ITEM 2 (d)       TITLE OF CLASS OF SECURITIES:

                      Common

ITEM 2 (e)       CUSIP NUMBER:

                      74960K108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-3(B), CHECK WHETHER THE PERSON FILING IS A:

                 (a)  ( )    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF
                             THE ACT

                 (b)  (X )   BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT
                             (Wachovia Bank of North Carolina, NA)

                 (c)  ( )    INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19)
                             OF THE ACT

                 (d)  ( )    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                             THE INVESTMENT COMPANY ACT

                 (e)  ( )    INVESTMENT ADVISER REGISTERED UNDER SECTION 203
                             OF THE INVESTMENT ADVISERS ACT OF 1940

                 (f)  ( )    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS
                             SUBJECT TO THE PROVISIONS OF THE EMPLOYEE
                             RETIREMENT INCOME SECURITY ACT OF 1974 OR
                             ENDOWMENT FUND; SEE 240.13D-1(B)(1)(II)(F)

                 (g)  (X)    PARENT HOLDING COMPANY, IN ACCORDANCE WITH
                             240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7) (Wachovia
                             Corporation)

                 (h)  ( )    GROUP, IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(H)

ITEM 4           OWNERSHIP.

                 IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY MONTH DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

          A.     WACHOVIA CORPORATION

                 (a)       AMOUNT BENEFICIALLY OWNED:                  66,034,470.00
                                                                       --------------


                 (b)       PERCENT OF CLASS:                                    5.5%
                                                                      ---------------


                 (c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE                                                390,476.00
                                                                                                                ---------------

                 (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE                                           65,408,252.00
                                                                                                                ---------------

                 (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF                                   283,281.00
                                                                                                                ---------------

                 (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF                                 338,022.00
                                                                                                                ---------------


          B.     WACHOVIA BANK OF NORTH CAROLINA, NA

                 (a)       AMOUNT BENEFICIALLY OWNED:                  65,746,044.00
                                                                      ---------------


                 (b)       PERCENT OF CLASS:                                    5.5%
                                                                      ---------------


                 (c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE                                                109,750.00
                                                                                                                ---------------

                 (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE                                           65,407,852.00
                                                                                                                ---------------

                 (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF                                   121,026.00
                                                                                                                ---------------

                 (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF                                 214,673.00
                                                                                                                ---------------

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        N/A

ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                        N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        The securities to which this report relates are held by Wachovia Bank of North Carolina, NA and Wachovia Bank of Georgia, NA, and Wachovia Bank of South Carolina, NA as trustees. This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        N/A

ITEM 9           NOTICE OF DISSOLUTION OF GROUP.

                        N/A

ITEM 10          CERTIFICATION:

                 BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                   SIGNATURE

              AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



              DATE:     February 14, 1995


              FOR:      Wachovia Corporation


              BY:
                        -----------------------------------------------
                        Kenneth W. McAllister, Executive Vice President




              CERTIFICATION:

              BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.




                                   SIGNATURE

              AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



              DATE:     February 14, 1995


              FOR:      Wachovia Bank of North Carolina, NA


              BY:
                        ------------------------------------------
                        Douglas G. Hartsema, Senior Vice President